Exhibit 99.2

PPL Contacts:	George Biechler, for news media, at 610-774-5997 Tim Paukovits, for financial community, at 610-774-4124 PPL Corporation Two North Ninth St. Allentown, PA 18101 Fax 610-774-5281

PPL Corporation, PPL Energy Supply Announce
Pricing of Convertible Senior Notes

            ALLENTOWN, Pa. (May 15, 2003) - PPL Corporation (NYSE: PPL) today announced the pricing of $350 million of convertible senior notes offered by its indirect, wholly owned subsidiary, PPL Energy Supply, LLC, to be guaranteed by PPL Corporation and convertible into PPL Corporation common stock. The convertible senior notes are expected to be issued on Wednesday, May 21, 2003, subject to customary closing conditions.

            PPL Corporation and PPL Energy Supply have granted the initial purchasers an option for a period of 30 days to purchase up to an additional $50 million of convertible senior notes.

            The convertible senior notes are to be sold in a Rule 144A private offering to qualified institutional buyers. The convertible senior notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States except pursuant to an effective registration statement under the Securities Act of 1933 or in accordance with an applicable exemption from the registration requirements of the Securities Act of 1933.

            The convertible senior notes will bear interest at a rate of 2.625 percent per year, and interest will be payable semi-annually on May 15 and November 15 until maturity on May 15, 2023. The convertible senior notes will have an initial conversion rate of 20.1106 shares of PPL Corporation common stock per $1,000 principal amount of convertible senior notes, which equates to a conversion price of $49.725 per share of common stock.

            The convertible senior notes will be convertible at the conversion price until maturity if during any fiscal quarter starting after June 30, 2003, the market price of PPL Corporation's common stock trades at or above $59.67 per share over a certain period during the preceding quarter, or upon the occurrence of certain other events.

            The convertible senior notes will be redeemable by PPL Energy Supply at par, plus accrued and unpaid interest, beginning May 20, 2008, and the holders will be entitled to require PPL Energy Supply to purchase the convertible senior notes at par, plus accrued and unpaid interest, on May 15, 2008, 2013 and 2018. PPL and PPL Energy Supply intend to register the resale of the convertible senior notes and the underlying common stock with the Securities and Exchange Commission pursuant to a registration rights agreement to be entered into with the initial purchasers.

            PPL Energy Supply plans to use the proceeds of the offering to repurchase its commercial paper and for general corporate purposes.

            PPL Corporation, headquartered in Allentown, Pa., controls about 11,500 megawatts of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity to customers in Pennsylvania, the United Kingdom and Latin America.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.